EXHIBIT 99.1

PERMIAN REPORT SUMMARY

Zion Oil & Gas, like other industry oil and gas exploration companies in the Middle East, is now closely examining potential Permian reservoirs where the largest gas reserves in the world have been found. The North Field of Qatar has proven producing gas reserves estimated at 900 TCF (trillion cubic feet). Across the straits, the North Field's extension (South Pars Field) in Iran has producible reserves estimated at 280 TCF for a total of 1,180 TCF by USGS estimates and over 1,400 TCF by some others. This super-giant field is only one of over 20 Permian oil and gas fields discovered on the edges of the Arabian Plate to date.

Recent analysis by Zion Oil & Gas has reinforced the previously made observations of the striking similarity between the Permian Arqov formation in Israel with the Permian Khuff formation in the Gulf region, where it is the main reservoir for the gas noted above. The analysis revealed the identical foraminifera (i.e. micro-fossils) and an even better depositional setting in Northern Israel than in the Gulf region.

Zion's drilling of the Ma'anit #1 well in 2005 revealed a higher than expected (i.e. shallower) structure at the Triassic level. The well drilled almost 1,500 meters of Triassic, reaching into the Lower Triassic age with continuous hydrocarbon 'shows' from the Middle Triassic downward. Throughout the section, the Ma'anit #1 remained substantially high to every well drilled in Central and Northern Israel. Post-drilling analysis indicated that the well's total depth of 4,719 meters (15,482 feet) may be within a few hundred meters of the Permian section of the Late Paleozoic making the Permian both structurally prospective and reachable.

Zion's acreage position, located in north-western Israel, provides the Company an excellent opportunity to test the Permian. Zion's Joseph License and the Asher-Menashe License areas are positioned above major paleo-topographic highs on the western edge of the Arabian Plate. The geology of Zion's area appears to be analogous to that on the productive northeastern margin of the peninsula (Kuwait, Iran, Saudi Arabia, Qatar and on to Oman).

Zion's favorable position permits the drilling of wells that can reach the Permian with available drilling equipment and offers large areas of enclosure for migration and entrapment of hydrocarbons. The license areas are consistent with the full development of the petroleum system model for a Permian prospect comprised of a hydrocarbon source, reservoir, seal, timing of migration and the entrapment of hydrocarbons.

Zion is now confident that with the relatively shallow depths of the Permian, it can drill through all three members of the Arqov formation and most likely into the lower Sa'ad formation, the two formations which comprise the Permian section in Northern Israel, and still retain sufficient porosity to produce commercial hydrocarbons.

Zion believes that the proposed Ma'anit-Rehoboth #2 well Bottom Hole Location, located approximately 800 meters (one-half mile) northeast of the Ma'anit #1 well, is in an ideal position to test the Arqov formation which appears to be equivalent to the prolific gas-condensate bearing member of the Khuff formation in the Middle East. The total True Vertical Depth of the well is projected at 5,400 meters (17,700 feet).

The major risks associated with drilling a well to the Permian are: (1) reservoir quality, and (2) actual depth of the productive zone. As a stand-alone prospect, the Permian is an excellent objective, however, in addition, the exploration risk is minimized as the well will also serve as a confirmation well in the Middle and Lower Triassic where the Ma'anit #1 encountered gas, condensate and oil shows. The proposed Ma'anit-Rehoboth #2 well will encounter these same reservoirs providing exploitation along with exploration for potential Permian hydrocarbons.

CONCLUSION

Zion's technical staff recommends drilling the Ma'anit-Rehoboth #2 well on the Ma'anit structure located on the Joseph License in order to test the Permian of Northern Israel because of:

(1) the projected relatively shallow drill depths, and

(2) the enormous hydrocarbon potential of the Permian.

The proposed Ma'anit-Rehoboth #2 well will be ideally located on the 23,000 acre Ma'anit gravity high and the 7,400 acre fault block trap.

FORWARD LOOKING STATEMENTS : Statements in this press release and report summary that are not historical fact, including statements regarding exploration and drilling plans, future geophysical and geological data and interpretation, drilling locations, timing and results of any wells, anticipated attributes of geological strata to be drilled and other statements regarding future operations and results, opportunities, business plans and strategies are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's actual control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact:

Ashley Chatman
Zion Oil & Gas, Inc., Dallas
214-221-4610
Email: ashley@zionoil.com